Exhibit 10.16

EMPLOYMENT AGREEMENT

AGREEMENT dated April 01, 2003 between

ALLIANCE BANK, N.A., a banking corporation, having a principal place of business at 120 Madison Street, Syracuse, Onondaga County, New York, the Employer, and

JOHN W. WILSON, residing at 6042 Marigold Lane, Cicero, Onondaga County, New York, the Employee, as follows:

        1.      The Employer employs the Employee and the Employee accepts employment upon the terms and conditions of this agreement.

        2.      The term of this agreement shall begin on April 1, 2003 and shall terminate on December 31, 2004 unless extended by mutual agreement of the Employer and the Employee.

        3.      The Employer shall pay to the Employee for all services rendered, a salary of $139,000.00 for the calendar year 2003, payable in equal bi-weekly installments. Salary payments shall be subject to withholding and other applicable taxes.

        4.      The Employee shall serve as the president of a leasing company being established by the Employer, and shall be in charge of the operation of the leasing company, and shall have full authority and responsibility, subject to the general direction, approval and control of the company’s board of directors, for formulating policies and administering the company in all respects.

        5.      The Employee shall devote his entire time and attention to the Employer’s business. During the term of this agreement, the Employee shall not engage in any other business activity, regardless of whether it is pursued for gain or profit. The Employee, however, may invest his assets in other companies so long as they do not require the Employee’s services in the operation of their affairs.

        6.      Relative to confidential information and trade secrets belonging to the Employer, the Employer and the Employee agree as follows:

a.	During the term of this agreement, the Employee may have access to, and become familiar with, various trade secrets and confidential information belonging to the Employer. The Employee acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by the Employer. During the term of his employment and for six months thereafter if such employment terminates without cause or for twelve months thereafter if such employment terminates for cause, the Employee agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than the Employer or persons expressly designated by the Employer, unless the Employee is compelled to disclose it by judicial process.

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b.	For a period of twelve months after this agreement has been terminated for cause, regardless of whether the termination is initiated by the Employer or Employee, the Employee agrees that he will not, directly or indirectly, solicit any person, company, firm or corporation who is or was a customer of the Employer during a period of three years prior to the termination of the Employee’s employment. The Employee agrees not to solicit such customers on behalf of himself or any other person, firm, company or corporation.

c.	The Employee agrees that for a period of twelve months after the termination of his employment for cause, he will not accept employment with, or act as a consultant, contractor, advisor or in any other capacity for a competitor of the Employer, or enter into competition with the Employer, either by himself or through any entity owned or managed in whole or in part by the Employee within the State of New York.

d.	The Employee acknowledges that compliance with this paragraph is necessary to protect the Employer’s business and good will, and that a breach of the clauses contained herein will irreparably and continually damage Employer, and that an award of money damages will not be adequate to compensate for such harm. Consequently, the Employee agrees that in the event he breaches or threatens to breach any of these covenants, the Employer shall be entitled to both a preliminary or permanent injunction in order to prevent the continuation of such harm and money damages, insofar as they can be determined, including, without limitation, all reasonable costs and attorneys’ fees incurred by the Employer in enforcing the provisions of this agreement. Nothing in this agreement, however, shall prohibit the Employer from also pursuing any other remedy. As money damages for the period of time during which the Employee violates these covenants, the Employer shall be entitled to recover the full amount of any fees, compensation or other remuneration earned by the Employee as the result of any such breach.

        7.      The Employee shall be entitled each year to a vacation of three weeks, during which time; his compensation shall be paid in full.

        8.      The Employer has the right to terminate this agreement at any time for cause, and the Employer may, without cause, terminate this agreement at any time by giving thirty days written notice to the Employee. In the event, the Employee, if requested by the Employer, shall continue to render his services, and shall be paid a regular compensation up to the date of termination. The Employee may, without cause, terminate this agreement by giving sixty days written notice to the Employer. In such event, the Employee, in the discretion of the Employer, shall continue to render his services, and shall be paid his regular compensation up to the date of termination.

        9.      In the event the Employee’s employment is terminated subsequent to the Employer selling substantially all of its assets to a single purchaser or to a group of associated purchasers or subsequent to at least two-thirds of the outstanding corporate shares of the Employer being sold, exchanged or otherwise disposed of in one transaction, or by reason of a merger or consolidation of the Employer in a transaction in which the Employer’s shareholders receive less than 50% of the outstanding voting shares of the new or continuing corporation or, in the event of such a change of control, the employee’s title, position or responsibilities are materially diminished or the employee is assigned duties that are inconsistent with his title, position or responsibilities, or if the employee is relocated to a place of work more than fifty miles from Syracuse, New York, then, and in that event, the employee, at his option, shall receive a lump sum payment of one-year’s salary based on present salary and the restrictions provided for in Paragraph 6 herein shall be reduced to six months.

        10.      The Employee will be eligible for participation in the Employer’s standard health care plan and is eligible for participation in the Employer’s 401k Plan.

        11.      Any controversy or claim arising out of, or relating to, this agreement, or its breach, shall be settled by arbitration in the City of Syracuse, New York, in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction.

        12.      Any notice required or desired to be given under this agreement shall be deemed given, if in writing and sent by certified mail, return receipt requested, to the Employee’s residence or to the Employer’s office as the case may be.

        13.      The Employer’s waiver of a breach of any provision of this agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

        14.      The Employee acknowledges that his services are unique and personal. Accordingly, the Employee may not assign his rights or delegate his duties or obligations under this agreement. The Employer’s rights and obligations under this agreement shall inure to the benefit of, and shall be binding upon, the Employer’s successors and assigns.

        15.      This agreement contains the entire understanding of the parties. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

        16.      This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this agreement on April 1, 2003.

ALLIANCE BANK, N.A. By /s/ Jack H. Webb —————————————— President and Chief Executive Officer /s/ John W. Wilson ——————————————

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